Exhibit 99.1

OneSpaWorld Reports Record First Quarter Fiscal 2023 Total Revenues and Adjusted EBITDA Above Guidance

Total Revenues of $182.5 Million, Income from Operations of $11.2 Million and Adjusted EBITDA of $19.3 Million

Introduces Q2 2023 Guidance for Revenues of $185 - $190 Million and Adjusted EBITDA of $18 - $20 Million

Increases Fiscal 2023 Revenues Guidance to $710 - $730 Million from $660 - $680 Million

Increases Fiscal 2023 Adjusted EBITDA Guidance to $70 - $76 Million from $64 - $70 Million

Nassau, Bahamas, May 3, 2023 – OneSpaWorld Holdings Limited (NASDAQ: OSW) (“OneSpaWorld,” or the “Company”), the preeminent global provider of health and wellness services and products onboard cruise ships and in destination resorts around the world, today announced its financial results for its first quarter ended March 31, 2023.

Leonard Fluxman, Executive Chairman, Chief Executive Officer and President of OneSpaWorld, commented: “We are pleased to report an excellent start to fiscal 2023 and raise our full year guidance. The first quarter saw better-than-expected performance across key financial metrics driven by the power of our operating platform and the successful execution of our strategy by our team. Indeed, the period was highlighted by several records, as we generated our highest ever first quarter revenue, income from operations and adjusted EBITDA, all of which rose significantly from the prior year.”

“Our strong performance and accelerating momentum evidence our relentless focus on investing in and serving our cruise ship and destination resort partners by providing exceptional customer experiences for every guest and continuously innovating our operations to drive productivity gains across our health and wellness centers at sea and on land. As we look ahead, we are more excited than ever about our business prospects. Our second quarter 2023 performance is off to a positive start and we expect our favorable momentum to continue to build throughout the year, buoyed by continual advances in our guest services, product offerings and guest experiences, together with the addition of health and wellness centers aboard ten new ship builds introduced into service this year. We are confident that fiscal 2023 will represent another year of significant accomplishments and increasing value for OneSpaWorld shareholders,” concluded Mr. Fluxman.

Stephen Lazarus, Chief Financial Officer and Chief Operating Officer of OneSpaWorld, added, “Our operating strategies and tactics have driven consistently increasing free cash flow, a strengthened balance sheet and quarter-end total liquidity of $44.0 million ($24.0 million cash and $20.0 million first lien revolver facility). Year-to-date, we have repaid $15 million on our second lien term loan, thereby extinguishing this facility, which will reduce ongoing interest expense. We are also delighted by the response to our warrant exchange, which will reduce the total number of outstanding Public Warrants and Private Warrants by approximately 95% and 50%, respectively. The warrant exchange is intended to simplify our capital structure, reduce short interest in our stock associated with warrant hedging and by exchanging warrants for equity increase the float and trading liquidity. With strong first quarter performance and a positive outlook, we have increased our fiscal year 2023 guidance and now expect revenues to increase 32% and adjusted EBITDA to increase 45% at the mid-point of the guidance range from fiscal 2022.”

First Quarter 2023 Highlights:

•	Total revenues increased 108% to a record $182.5 million compared to $87.7 million in the first quarter of 2022;
•	Income from operations increased $17.6 million to a record $11.2 million compared to a loss from operations of $(6.4) million in the first quarter of 2022;
•	Adjusted EBITDA increased $16.9 million to $19.3 million compared to $2.3 million in the first quarter of 2022; and
•

Unlevered after-tax free cash flow increased $16.5 million to $17.9 million compared to $1.4 million in the first quarter of 2022. The unlevered after-tax free cash flow conversion rate was 93% in the first quarter of 2023.

Operating Network Update:

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Cruise Ship Count: The Company ended the first quarter with health and wellness centers on 179 ships and an average ship count of 173 for the quarter, compared with 170 ships and an average ship count of 104 ships at the first quarter of 2022.

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Destination Resort Count: The Company ended the first quarter with 51 destination resort health and wellness centers and an average resort count of 48 for the quarter, compared with 51 destination resort health and wellness centers and an average resort count of 47 from the first quarter of fiscal 2022.

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Staff Count: The Company had 3,665 cruise ship personnel on vessels at the end of the first quarter and expects to have 4,006 employees on cruise ships by the end of the fiscal 2023 second quarter for actual and anticipated voyages.

Liquidity Update:

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Cash and borrowing capacity under the Company’s line of credit at March 31, 2022 totaled $44.0 million. The Company repaid $10.0 million on its second lien term loan in the first quarter of 2023 and the last $5.0 million in April 2023. The second lien carried interest at a rate of LIBOR plus 7.5%.

•	The Company expects to continue to generate positive cash flow from operations in the second quarter of 2023 and throughout fiscal year 2023.

The Company’s results are reported in this press release on a GAAP basis and on an as adjusted non-GAAP basis. A reconciliation of GAAP to non-GAAP financial information is provided at the end of this press release. This press release also refers to Adjusted EBITDA and Adjusted Net Income (non-GAAP financial measures), the terms for which definition and reconciliation are presented below.

First Quarter Ended March 31, 2023 Compared to March 31, 2022

Results of operations for the first quarter of 2023 continued to accelerate from 2022 as the Company has substantially returned to normalized operations since the advent of the COVID-19 pandemic.

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Total revenues were $182.5 million compared to $87.7 million in the first quarter of 2022. The increase was primarily attributable to our average ship count of 173 health and wellness centers onboard ships operating during the quarter compared with our average ship count of 104 health and wellness centers onboard ships operating during the first quarter of 2022 and the occupancy of the average ships in service in the respective quarters.
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Cost of services were $126.3 million compared to $62.7 million in the first quarter of 2022. The increase was primarily attributable to costs associated with increased service revenues of $150.1 million in the quarter from our operating health and wellness centers at sea and on land, compared with service revenues of $71.2 million in the first quarter of 2022.
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Cost of products were $28.3 million compared to $14.7 million in the first quarter of 2022. The increase was primarily attributable to costs associated with increased product revenues of $32.3 million in the quarter from our operating health and wellness centers at sea and on land, compared to product revenues of $16.5 million in the first quarter of 2022.
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Net loss was ($15.9) million, or net loss per diluted share of ($0.17), as compared to net loss of ($6.3) million or net loss per diluted share of ($0.07) in the first quarter of 2022. The decrease was primarily attributable to the negative change in fair value of warrant liabilities as a result of the increased share price. The change in fair value of warrant liabilities was a loss of ($21.9) million in the quarter, compared to a gain of $3.4 million in the first quarter of 2022. Excluding the change in fair value of warrant liabilities, the improvement in the first quarter of 2023 was primarily a result of the $17.6 million change in income from operations derived primarily from the increase in the number of wellness centers onboard ships operating during the quarter.
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Adjusted net income was $12.4 million, or adjusted net income per diluted share of $0.13, as compared to adjusted net loss of ($2.7) million, or adjusted net loss per diluted share of ($0.03), in the first quarter of 2022.
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Adjusted EBITDA was $19.3 million compared to Adjusted EBITDA of $2.3 million in the first quarter of 2022.
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Unlevered after-tax free cash flow was $17.9 million compared to $1.4 million in the first quarter of 2022.

Balance Sheet and Cash Flow Highlights

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Cash at quarter-end March 31, 2023 was $24.0 million, compared to $30.9 million at March 31, 2022. In the quarter the Company repaid $10 million on the second lien term loan.
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Total debt, net of deferred financing costs, at March 31, 2023, was $202.6 million compared to $230.5 million at March 31, 2022. The decrease primarily resulted from the $20 million repayment of the second lien term loan and the $7 million paydown of the revolving facility since March 31, 2022.

Warrant Exchange

On April, 26, 2023, the Company completed its Warrant Exchange, reducing its outstanding Public Warrants and Private Warrants by approximately 95% and 50%, respectively. As a result of the Warrant Exchange, the Company issued 3.9 million common shares and eliminated 15.3 million public warrants and 4.0 million private warrants.

Q2 2023 and Fiscal Year 2023 Guidance

	Three Months Ended June 30, 2023	Year Ended December 31, 2023
Total Revenues	$185-190 million	$710-730 million
Adjusted EBITDA	$18-20 million	$70-76 million

Conference Call Details

A conference call to discuss the first quarter 2023 financial results is scheduled for Wednesday, May 3, 2023, at 10:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-283-8977 (international callers please dial 1-412-542-4171) and provide the passcode 10177703 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://onespaworld.com/investor-relations. A replay of the call will be available by dialing 844-512-2921 (international callers please dial 412-317-6671) and entering the passcode 10177703. The conference call replay will be available from 2:00 p.m. Eastern Time on Wednesday, May 3, 2023 until 11:59 p.m. Eastern Time on Wednesday, May 10, 2023. The Webcast replay will remain available for 90 days.

About OneSpaWorld

Headquartered in Nassau, Bahamas, OneSpaWorld is one of the largest health and wellness services companies in the world. OneSpaWorld’s distinguished health and wellness centers offer guests a comprehensive suite of premium health, wellness, fitness and beauty services, treatments, and products, currently onboard 181 cruise ships and at 51 destination resorts around the world. OneSpaWorld holds the leading market position within the cruise line industry of the historically fast-growing international leisure market and has been built upon its exceptional service standards, expansive global recruitment, training and logistics platforms, irreplicable operating infrastructure, extraordinary team and a history of service and product innovation that has enhanced its guests’ personal care experiences while vacationing for over 65 years.

On March 19, 2019, OneSpaWorld completed a series of mergers pursuant to which OSW Predecessor, comprised of direct and indirect subsidiaries of Steiner Leisure Ltd., and Haymaker Acquisition Corp. (“Haymaker”), a special purpose acquisition company, each became indirect wholly owned subsidiaries of OneSpaWorld (the “Business Combination”). Haymaker is the acquirer and OSW Predecessor the predecessor, whose historical results have become the historical results of OneSpaWorld.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of the Company may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative or other variations thereof and similar expressions are intended to identify such forward looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance of the Company, including projected financial information (which is not audited or reviewed by the Company’s auditors), and the future plans, operations and opportunities for the Company and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Factors that may cause such differences include, but are not limited to: the impact of the COVID-19 pandemic on our business, operations, results of operations and financial condition, including liquidity for the foreseeable future; the demand for the Company’s services together with the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors or changes in the business environment in which the Company operates; changes in consumer preferences or the market for the Company’s services; changes in applicable laws or regulations; the availability or competition for opportunities for expansion of the Company’s business; difficulties of managing growth profitably; the loss of one or more members of the Company’s management team; loss of a major customer and other risks and uncertainties included from time to time in the Company’s reports (including all amendments to those reports) filed with the SEC. The Company cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Non-GAAP Financial Measures

We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

ONESPAWORLD HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended March 31,
			$	%
	2023	2022	Inc/(Dec)	Inc/(Dec)
REVENUES:
Service revenues	$150,121	$71,162	$78,959	111%
Product revenues	32,334	16,501	15,833	96%
Total revenues	182,455	87,663	94,792	108%
COST OF REVENUES AND OPERATING EXPENSES:
Cost of services	126,328	62,667	63,661	102%
Cost of products	28,265	14,652	13,613	93%
Administrative	3,570	3,833	(263)	(7)%
Salaries, benefits and payroll taxes	8,921	8,727	194	2%
Amortization of intangible assets	4,206	4,206	—	0%
Total cost of revenues and operating expenses	171,290	94,085	77,205	82%
Income (loss) from operations	11,165	(6,422)	17,587	274%
OTHER (EXPENSE) INCOME
Interest expense, net	(4,610)	(3,407)	(1,203)	(35)%
Change in fair value of warrant liabilities	(21,900)	3,400	(25,300)	(744)%
Total other expense	(26,510)	(7)	(26,503)	(378614)%
Loss before income tax expense (benefit)	(15,345)	(6,429)	(8,916)	(139)%
INCOME TAX EXPENSE (BENEFIT)	559	(113)	672	595%
Net loss	$(15,904)	$(6,316)	$(9,588)	(152)%
Net loss per voting and non-voting share:
Basic	$(0.17)	$(0.07)
Diluted (1)	$(0.17)	$(0.07)
Weighted average shares outstanding:
Basic	93,418	92,204
Diluted (1)	93,418	92,204

(1) Potential common shares under the treasury stock method and the if-converted method were antidilutive because the Company reported a net loss in this period and the effect of the change in the fair value of warrants was antidilutive. Consequently, the Company did not have any adjustments in this period between basic and diluted loss per share related to stock options, restricted share units and warrants.

	Forecasted
	Q2 2023	FY 2023
Period End Ship Count	183	187
Average Ship Count (1)	174	178
Period End Resort Count	52	53
Average Resort Count (2)	50	51

	Three Months Ended
	March 31,
	2023	2022
Selected Statistics
Period End Ship Count	179	170
Average Ship Count (1)	173	104
Average Weekly Revenue Per Ship	$77,076	$58,775
Average Revenue Per Shipboard Staff Per Day	$542	$449
Period End Resort Count	51	51
Average Resort Count (2)	48	47
Average Weekly Revenue Per Resort	$16,973	$13,992
Capital Expenditures (in thousands)	$1,319	$919

(1) Average Ship Count reflects the fact that during the period ships were in and out of service and is calculated by adding the total number of days that each of the ships generated revenue during the period, divided by the number of calendar days during the period.

(2) Average Resort Count reflects the fact that during the period destination resort health and wellness centers were in and out of service and is calculated by adding the total number of days that each destination resort health and wellness center generated revenue during the period, divided by the number of calendar days during the period.

Note Regarding Non-GAAP Financial Information

This press release includes financial measures that are not calculated in accordance with GAAP, including Adjusted net income (loss), Adjusted net income (loss) per diluted share, Adjusted EBITDA and Unlevered after-tax free cash flow.

We define Adjusted net income (loss) as net loss, adjusted for items, including increase in depreciation and amortization expense resulting from the Business Combination, non-cash stock-based compensation and change in fair value of warrant liabilities. Adjusted net income (loss) per diluted share is defined as Adjusted net income (loss) divided by the weighted average diluted shares outstanding during the period, as if such shares had been outstanding during the entire three month periods ended March 31, 2023 and 2022.

We define Adjusted EBITDA as loss from continuing operations before interest expense, income taxes (benefit) expense, depreciation and amortization, adjusted for the impact of certain other items, including non-cash stock-based compensation expense and change in fair value of warrant liabilities.

We define Unlevered after-tax free cash flow as Adjusted EBITDA minus capital expenditures and cash taxes paid.

We believe that these non-GAAP measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance and the adjustments we make to these non-GAAP measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. Adjusted net income (loss), Adjusted net income (loss) per diluted share, Adjusted EBITDA and Unlevered after-tax free cash flow have limitations as profitability or liquidity measures in that they do not include total amounts for interest expense on our debt and provision for income taxes, and the effect of our expenditures for capital assets and certain intangible assets. In addition, all of these non-GAAP measures have limitations as profitability or liquidity measures in that they do not include the effect of non-cash stock-based compensation expense and the impact of certain expenses related to items that are settled in cash. Because of these limitations, the Company relies primarily on its GAAP results.

In the future, we may incur expenses similar to those for which adjustments are made in calculating Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as a basis to infer that our future results will be unaffected by extraordinary, unusual, or nonrecurring items.

Reconciliation of GAAP to Non-GAAP Financial Information

The following table reconciles Net loss to Adjusted net income (loss) for the first quarters ended March 31, 2023 and 2022 and Adjusted net income (loss) per diluted share for the first quarters ended March 31, 2023 and 2022 (amounts in thousands, except per share amounts):

	Three Months Ended
	March 31,
	2023	2022
Net loss	$(15,904)	$(6,316)
Change in fair value of warrant liabilities	21,900	(3,400)
Depreciation and amortization (a)	3,761	3,761
Stock-based compensation	2,591	3,286
Adjusted net income (loss)	$12,348	$(2,669)
Adjusted net income (loss) per diluted share	$0.13	$(0.03)
Diluted weighted average shares outstanding	96,589	92,204

(a) Depreciation and amortization refers to addback of purchase price adjustments to tangible and intangible assets resulting from the Business Combination.

The following table reconciles Net loss to Adjusted EBITDA and Unlevered after-tax free cash flow for the first quarters ended March 31, 2023 and 2022 (amounts in thousands):

	Three Months Ended
	March 31,
	2023	2022
Net loss	$(15,904)	$(6,316)
Income tax expense (benefit)	559	(113)
Interest expense, net	4,610	3,407
Change in fair value of warrant liabilities	21,900	(3,400)
Depreciation and amortization	5,509	5,477
Stock-based compensation	2,591	3,286
Adjusted EBITDA	$19,265	$2,341
Capital expenditures	(1,319)	(919)
Cash taxes	(41)	(35)
Unlevered after-tax free cash flow	$17,905	$1,387

Contact:

ICR:

Investors:

Allison Malkin, 203-682-8225

allison.malkin@icrinc.com

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